Exhibit 3

Names and Addresses of the Underwriters

HSBC Securities (USA) Inc.

66 Hudson Boulevard

New York, New York 10001

J.P. Morgan Securities LLC

270 Park Avenue

New York, New York 10017

Santander US Capital Markets LLC

437 Madison Avenue, 8th Floor

New York, New York 10022

SMBC Nikko Securities America, Inc.

277 Park Avenue

New York, New York 10172